Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
THE MOSAIC COMPANY REPORTS SECOND QUARTER 2026 RESULTS
•Second quarter results included revenues of $2.8 billion, an operating loss of $36 million and a net loss of $273 million; excluding notable items, adjusted EBITDA(1) totaled $407 million
•Second quarter sales volumes totaled 1.4 million tonnes for Phosphates, 2.0 million tonnes for Potash and 1.5 million tonnes for Mosaic Fertilizantes
•Third-quarter sulfur contracts were settled at $705/long ton
•2026 outlook for capital expenditures reduced to $1.2 billion
TAMPA, FL, August 4, 2026 - The Mosaic Company (NYSE: MOS), reported a net loss of $273 million and diluted loss per share of $0.86 for the second quarter of 2026. Adjusted EBITDA(1) was $407 million and adjusted EPS(1) was $0.13.
“Business conditions remained challenging in the second quarter, driven primarily by sulfur availability and affordability challenges," said President and CEO Bruce Bodine. "At Mosaic, we are focused on the things we can control. We've reduced phosphate production, cut costs, reduced capital expenditures and strengthened our financial flexibility while maintaining the ability to resume full production rates when markets improve. We also continue to reallocate underperforming capital in pursuit of stronger shareholder returns."

Consolidated Results:

In millions $ except as noted below	Q2 2026	Q1 2026	Q2 2025
Net Sales - billions $	$2.8	$3.0	$3.0
Selling, General and Administrative Expenses	$132	$136	$167
Operating Earnings (Loss)	$(36)	$(373)	$244
Operating Earnings (Loss) – Phosphate	$(104)	$(48)	$(8)
Operating Earnings (Loss) – Potash	$195	$177	$194
Operating Earnings (Loss) – Mosaic Fertilizantes	$(41)	$(422)	$109
Operating Earnings (Loss) – Corporate and Other	$(86)	$(79)	$(51)
Net Income (Loss)	$(273)	$(258)	$411
Adjusted EBITDA(1)	$407	$416	$566
Adjusted EBITDA - Phosphate(1)	$128	$115	$217
Adjusted EBITDA - Potash(1)	$278	$275	$278
Adjusted EBITDA – Mosaic Fertilizantes(1)	$60	$79	$159
Adjusted EBITDA – Corporate and Other(1)	$(59)	$(53)	$(88)
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic reported a second quarter net loss of $273 million, compared to net income of $411 million in the same quarter of 2025. Second quarter results were negatively impacted by $351 million of pre-tax notable items, primarily consisting of $162 million in mark-to-market adjustments related to the value of Mosaic’s holding of Ma’aden shares, $69 million of non-cash project write-offs, and $49 million related to foreign currency transactions.
Second quarter adjusted EBITDA(1) totaled $407 million, down from $566 million in the same quarter last year. Results primarily reflected lower sales volumes and higher raw material costs in Phosphate and Mosaic Fertilizantes, which were partially offset by higher phosphate and potash prices.
Selling, general, and administrative (SG&A) expenses were $132 million in the second quarter, down from $167 million in the prior year period, reflecting lower bad debt expenses and the impact of cost saving initiatives. For the full year, SG&A is now expected to be in the range of $510 to $530 million.
The effective tax rate for the second quarter was 11.2%. The adjusted effective tax rate was 4.5% excluding the impacts from notable items. Cash taxes paid were $45 million in the second quarter.
Cash flow from operations totaled $167 million in the second quarter, compared to $610 million in the second quarter of 2025. The decrease was primarily driven by lower adjusted EBITDA and customer prepayments in Brazil. Free cash flow(1) in the second quarter of 2026 was $(153) million compared to $305 million in the same quarter a year ago, reflecting the timing of capital expenditures. Free cash flow is expected to improve through the remainder of the year as a result of lower capital expenditures and an expected release of working capital, primarily in Brazil.
Capital Allocation Update
•Capital expenditures in 2026 are now expected to be $1.20 billion, down from the previous expectation of $1.25 billion.
•Mosaic completed the sale of its Carlsbad, New Mexico, potash mine in the second quarter.
•Progress continued on strategic alternatives for the Araxa and Patrocinio assets in Brazil.
•A $1 billion term loan transaction was established to refinance and extend short-term commercial paper maturities.
•The company paid a regular common dividend of $0.22 per share in the second quarter.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Potash Results and Outlook:

	Q2 2026	Q1 2026	Q2 2025
Net Sales - millions $	$650	$667	$711
Sales Volumes - million tonnes*	2.0	2.2	2.3
MOP Selling Price FOB mine - $ per tonne	$275	$265	$261
MOP Cash Cost of Production(1) - $ per tonne	$84	$84	$75
Gross Margin - $ per tonne	$103	$88	$89
Operating Earnings - millions $	$195	$177	$194
Segment Adjusted EBITDA(1) - millions $	$278	$275	$278
*Tonnes = finished product tonnes
The Potash segment reported net sales of $650 million in the second quarter of 2026, down from $711 million in the prior year period. Operating earnings were $195 million, compared to $194 million in the second quarter of 2025. Adjusted EBITDA(1) was $278 million, equal to the prior year period, and reflected the costs of turnaround activities at Esterhazy.
Second quarter sales volumes totaled 2.0 million tonnes, compared to 2.3 million tonnes in the prior-year period. Production volumes were 1.8 million tonnes, down from 2.1 million tonnes in the second quarter of 2025. In addition to Esterhazy's routine turnaround, production during the quarter also reflected the Carlsbad divestiture, which was completed in April. Mosaic continues to expect total potash production of approximately 9 million tonnes in 2026, with volumes weighted toward the second half of the year, particularly with the contribution of additional volumes from the Hydrofloat project.
MOP cash cost of production per tonne(1) was $84 in the second quarter, up from $75 in the prior-year quarter. Unit production costs are expected to trend lower through the remainder of the year as a result of higher Esterhazy production volumes.
Third quarter 2026 sales volumes are expected to be in the range of 2.0 to 2.2 million tonnes, with realized mine gate MOP prices in the range of $270 to $290 per tonne.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Phosphate Results and Outlook:

	Q2 2026	Q1 2026	Q2 2025
Net Sales - millions $	$1,246	$1,426	$1,173
Sales Volumes - million tonnes*	1.4	1.9	1.5
DAP Selling Price FOB plant - $ per tonne	$773	$668	$668
Phosphate Cash Cost of Conversion(1) - $ per tonne	$129	$124	$126
Blended Rock Cost Consumed in COGS(1) - $ per tonne	$90	$86	$74
Gross Margin - $ per tonne	$(4)	$2	$67
Operating Earnings (Loss) – millions $	$(104)	$(48)	$(8)
Segment Adjusted EBITDA(1) - millions $	$128	$115	$217
*Tonnes = finished product tonnes
The Phosphate segment reported net sales of $1.25 billion in the second quarter of 2026, up from $1.17 billion in the prior year period. The segment reported an operating loss of $104 million during the period, compared to $8 million in the second quarter of 2025. Results reflected the impact of $90 million of notable items, including $69 million related to a non-cash project write-off. Adjusted EBITDA(1) totaled $128 million, compared to $217 million in the prior year period. The year-over-year decline reflected an increase in raw material costs and lower fixed-cost absorption from lower volumes, though these were somewhat mitigated by higher prices and improved cost controls.
Mosaic implemented a partial production curtailment in May, which resulted in second quarter sales and production volumes of 1.4 million tonnes, down from 1.5 million tonnes in the prior year period.
Costs reflected lower operating rates resulting from the partial curtailment implemented during the quarter. During the second quarter, cash cost of conversion(1) averaged $129 per tonne, versus $126 per tonne in the prior period. Idle, turnaround, and unabsorbed fixed costs in costs of goods sold during the second quarter totaled $60 million, versus $84 million in the second quarter of 2025. Looking ahead, both metrics are expected to continue being impacted by lower operating rates in the third quarter following additional curtailments implemented at the beginning of July. To date, Faustina has been completely idled and Bartow is currently running at 40% of its targeted annual operating rate.
Second quarter raw material costs averaged $522 per long ton for sulfur and $621 per tonne for ammonia. For the third quarter, Mosaic settled sulfur contracts with U.S. Gulf Coast refiners at $705 per long ton. This new contract will primarily be reflected in fourth quarter operating results.
For the third quarter, sales volumes are expected to be of 1.1 to 1.4 million tonnes. DAP prices are expected to average $820 to $840 per tonne on an FOB basis.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic Fertilizantes Results and Outlook:

	Q2 2026	Q1 2026	Q2 2025
Net Sales - millions $	$1,034	$937	$1,175
Sales Volumes - million tonnes*	1.5	1.6	2.2
Sales Volumes of produced product – million tonnes(2)	0.7	0.6	1.1
Average Finished Product Selling Price - $ per tonne	$585	$527	$474
Phosphate Cash Cost of Conversion(1) - $ per tonne	$141	$113	$84
Phosphate Blended Rock Cost Consumed in COGS - $ per tonne	$105	$104	$94
Gross Margin - $ per tonne	$4	$22	$73
Operating Earnings (Loss) – millions $	$(41)	$(422)	$109
Segment Adjusted EBITDA(1) – millions $	$60	$79	$159
*Tonnes = finished product tonnes sold to third parties
Mosaic Fertilizantes reported net sales of $1.0 billion in the second quarter of 2026, compared to $1.2 billion in the prior year period. The segment generated an operating loss of $41 million in the second quarter, compared to operating earnings of $109 million in the same period last year. Adjusted EBITDA(1) totaled $60 million, compared to $159 million in the prior year period. Second quarter results were primarily driven by lower sales volumes and higher sulfur costs, which were partially offset by higher phosphate prices.
Second quarter sales volumes totaled 1.5 million tonnes, down from 2.2 million tonnes in the same quarter last year, primarily due to curtailed domestic production and soft demand.
Commodity fertilizer production is in the process of being idled in Brazil as a result of sulfur affordability and availability. Animal feed production at Cajati remains operational and profitable. During the second quarter, lower operating rates resulted in higher unit cash conversion costs(1) of $141 per tonne, up from $84 per tonne in the prior year period. Idle, turnaround and unabsorbed fixed costs of $61 million in costs of goods sold were also negatively impacted during the quarter. This compares to $26 million in the second quarter of 2025.
Challenging producer economics and the full-quarter impact of production curtailments are expected to have a negative impact on the third quarter financial performance. As a result, segment adjusted EBITDA in the third quarter is expected to be below the second quarter result.
Mosaic Biosciences Update
Mosaic Biosciences reported net sales of $25 million in the second quarter. Mosaic launched five new products in the first half of 2026 and expects to launch an additional three to five new products(3) later this year. Net sales in 2026 are expected to double from 2025’s total of $68 million.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Represents volumes produced in Brazil and sold directly to third parties or through distribution.
(3)New products are defined as new brands or existing brands launched in new geographies.

Market Update
Agricultural commodity prices have risen over the past month as Middle East tensions reignited, attacks between Russia and Ukraine intensified, and dry weather pressured key growing regions. Despite growing drought risk, 2026 represents another year of expected heavy nutrient removal. Given lingering headwinds related to fertilizer affordability and availability, nutrient replenishment risk has grown in many key agricultural regions, resulting in a threat to near-term yields while setting the stage for future fertilizer demand recovery.
Phosphate market fundamentals remain constructive, and we are seeing certain markets re-engage ahead of upcoming seasons. Buyers in the Americas are growing more active as crop prices climb and grower sentiment improves. India is experiencing strong demand leading up to the key Rabi season, and prices are rising to attract limited global supply. Sulfur and ammonia markets continue to experience widespread disruption, resulting in elevated raw material costs and production curtailments across the global phosphate industry. Mosaic believes the current raw material environment is temporary, although the timing of normalization remains uncertain. Global phosphate supply is expected to remain constrained through the balance of the year due to ongoing production curtailments, reduced Chinese exports, and continued raw material disruptions. As such, market conditions remain constructive despite uneven regional demand patterns.
Potash market fundamentals remain balanced with strong demand across major consuming regions. Global growers continue to find value in potash relative to other nutrients, supporting application rates and demand. North American demand has remained resilient, with inventories tightening. Brazil continues to replenish its inventories, while Chinese imports set a first half record. Mosaic expects potash market conditions to remain constructive through the remainder of 2026.

2026 Guidance Summary

Full Year 2026
Potash Production Volumes - million tonnes	9.0
Total Capital Expenditures - billions $	$1.2
Depreciation, Depletion & Amortization - billions $	$1.1 - $1.2
Selling, General, and Administrative Expense - millions $	$510 - $530
Net Interest Expense - millions $	$220 - $240
Cash Tax - millions $	$250 - $300

Third Quarter 2026
Phosphate Sales Volumes - million tonnes	1.1 -1.4
DAP FOB Plant Prices - $ per tonne	$820 - $840
Potash Sales Volumes - million tonnes	2.0 - 2.2
MOP FOB Mine Prices - $ per tonne	$270 - $290
Sensitivities Table
The Company provided the following sensitivities to help investors anticipate the potential impact of price movements. These sensitivities are based on 2025 actual realized pricing and sales volumes.

Sensitivity	Full year adj. EBITDA impact(1)	2025 Actual
Average MOP Price / tonne (fob mine)	$10/mt price change = $83 million (4)	$255
Average DAP Price / tonne (fob plant)	$10/mt price change = $60 million	$670

(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4) Includes impact of Canadian Resource Tax

Investors Paul Massoud, CFA 813-775-4260 paul.massoud@mosaicco.com	Joan Tong, CFA 863-640-0826 joan.tong@mosaicco.com	Media Ben Pratt 813-775-4206 media@mosaicco.com

About The Mosaic Company
The Mosaic Company (NYSE: MOS) helps the world grow the food it needs. Headquartered in Tampa, Florida, Mosaic is a leading producer and marketer of potash and phosphate fertilizer which are essential inputs for the world’s farmers. Through the Mosaic Biosciences platform, the company is advancing the next generation of biological solutions designed to improve nutrient use efficiency, strengthen crop performance, and support more sustainable agricultural systems. As a Fortune 500 company with 13,000 employees serving customers in more than 40 countries, Mosaic is helping build resilient and productive food systems for the future. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on August 5, 2026, at 11:00 a.m. Eastern Time to discuss second quarter 2026 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available for up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic
Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability, including geopolitical instability and heightened tensions involving Iran, disruptions to global shipping routes, including the Strait of Hormuz, and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks, including the impact of U.S. tariffs and retaliatory tariffs on economic conditions; and other risks associated with Mosaic’s international operations; a material adverse change in our Ma'aden investment with respect to the financial position, performance, operations or prospects of Ma'aden; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the potential for curtailments, slowdowns, or temporary shutdowns of production due to market conditions, input availability, transportation constraints, or other operational factors; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of America or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share, or adjusted EPS, non-GAAP adjusted EBITDA, non-GAAP cash cost of conversion or production per tonne, or non-GAAP adjusted effective tax rate, and free cash flow collectively referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and adjusted EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share or a quantitative reconciliation of forward-looking adjusted EPS and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives and equity securities, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended September 30, 2024 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended June 30, 2026, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.99):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(49)	$18	$(0.10)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(15)	2	(0.03)
Closed and indefinitely idled facility costs	Brazil	Other operating income (expense)	(13)	1	(0.03)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	(162)	26	(0.43)
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(1)	—	—
Loss on assets held for sale/transaction costs	Potash/Corporate & Other	Loss on assets sold and to be sold/SG&A	(9)	2	(0.03)
Accelerated depreciation	Brazil	Cost of goods sold	(26)	2	(0.08)
Land Reclamation - ARO	Phosphate	Cost of goods sold	(7)	2	(0.02)
Asset write-off	Phosphate	Other operating income (expense)	(69)	14	(0.17)
Income tax adjustment	Consolidated	(Provision for) benefit from income taxes	—	(31)	(0.10)
Total Notable Items			$(351)	$36	$(0.99)
For the three months ended June 30, 2025, the company reported the following notable items which, combined, positively impacted earnings per share by $0.78:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$169	$(45)	$0.39
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	51	(14)	0.11
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(14)	4	(0.03)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	216	(58)	0.50
ARO Adjustment	Phosphate	Other operating income (expense)	(44)	12	(0.10)
Environmental Reserve	Phosphate	Other operating income (expense)	(32)	9	(0.07)
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(7)	2	(0.02)
Total Notable Items			$339	$(90)	$0.78

Condensed Consolidated Statements of Earnings (Loss)
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales	$2,824.1	$3,005.7	$5,822.1	$5,626.6
Cost of goods sold	2,609.4	2,487.1	5,371.8	4,619.6
Gross margin	214.7	518.6	450.3	1,007.0
Selling, general and administrative expenses	131.6	167.2	267.5	289.8
Loss on assets sold and to be sold	6.2	—	238.8	—
Other operating expense	112.4	107.0	352.4	134.3
Operating earnings (loss)	(35.5)	244.4	(408.4)	582.9
Interest expense, net	(62.8)	(53.0)	(118.1)	(93.7)
Foreign currency transaction gain (loss)	(39.4)	169.4	(1.8)	302.5
Other income (expense)	(163.2)	203.5	(58.5)	85.4
Earnings (loss) from consolidated companies before income taxes	(300.9)	564.3	(586.8)	877.1
(Benefit) provision for income taxes	(33.8)	146.0	(64.8)	209.3
Earnings (loss) from consolidated companies	(267.1)	418.3	(522.0)	667.8
Equity in net earnings of nonconsolidated companies	1.6	1.4	2.0	1.9
Net earnings (loss) including noncontrolling interests	(265.5)	419.7	(520.0)	669.7
Less: Net earnings attributable to noncontrolling interests	7.3	9.0	10.4	20.9
Net earnings (loss) attributable to Mosaic	$(272.8)	$410.7	$(530.4)	$648.8
Diluted net earnings (loss) per share attributable to Mosaic	$(0.86)	$1.29	$(1.67)	$2.04
Diluted weighted average number of shares outstanding	317.9	319.0	317.7	318.5

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$294.0	$276.6
Receivables, net, including affiliate receivables of $85.1 and $126.3, respectively	860.1	1,078.6
Inventories	3,668.0	3,363.0
Assets held for sale	96.6	73.5
Other current assets	511.5	445.8
Total current assets	5,430.2	5,237.5
Property, plant and equipment, net of accumulated depreciation of $11,506.7 and $11,126.0, respectively	13,617.1	13,982.6
Equity securities and investments in nonconsolidated companies	1,805.5	1,848.2
Goodwill	969.2	1,005.1
Deferred income taxes	1,205.6	811.6
Other assets	1,613.1	1,595.1
Total assets	$24,640.7	$24,480.1
Liabilities and Equity
Current liabilities:
Short-term debt	$1,021.3	$759.9
Current maturities of long-term debt	66.7	43.1
Structured accounts payable arrangements	353.1	480.1
Accounts payable, including affiliate payables of $216.0 and $115.2, respectively	1,177.4	1,171.9
Accrued liabilities	1,367.4	1,472.5
Liabilities held for sale	76.6	55.3
Total current liabilities	4,062.5	3,982.8
Long-term debt, less current maturities	4,767.7	4,250.9
Deferred income taxes	1,194.7	1,000.8
Other noncurrent liabilities	2,980.9	3,011.4
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 395,563,251 shares issued and 317,895,646 shares outstanding as of June 30, 2026, 395,125,254 shares issued and 317,408,647 shares outstanding as of December 31, 2025	3.2	3.2
Capital in excess of par value	42.9	29.2
Retained earnings	13,584.5	14,184.4
Accumulated other comprehensive loss	(2,166.7)	(2,131.9)
Total Mosaic stockholders' equity	11,463.9	12,084.9
Noncontrolling interests	171.0	149.3
Total equity	11,634.9	12,234.2
Total liabilities and equity	$24,640.7	$24,480.1

Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Cash Flows from Operating Activities:
Net earnings (loss) including noncontrolling interests	$(265.5)	$419.7	$(520.0)	$669.7
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	292.1	261.7	608.7	504.7
Deferred and other income taxes	(53.2)	35.6	(139.1)	24.6
Equity in net (earnings) of nonconsolidated companies, net of dividends	(2.5)	(0.6)	(2.8)	(1.0)
Accretion expense for asset retirement obligations	32.5	32.6	66.7	64.8
Share-based compensation expense	7.8	8.4	18.1	17.7
Unrealized (gain) loss on equity securities	161.7	(216.3)	49.2	(99.7)
Unrealized (gain) loss on derivatives	(2.3)	(54.6)	(1.1)	(112.3)
Foreign currency adjustments	142.6	(192.0)	79.5	(351.0)
Amortization of debt financing fees	11.4	12.7	20.1	23.1
Impairment of assets held for sale	6.2	—	238.8	—
Other	52.9	78.7	141.2	79.7
Changes in assets and liabilities:
Receivables, net	163.9	(45.0)	222.3	14.6
Inventories	(238.2)	(215.7)	(245.6)	(378.1)
Other current and noncurrent assets	(76.0)	(31.2)	(92.9)	23.9
Accounts payable and accrued liabilities	(24.0)	533.3	(90.4)	273.5
Asset retirement obligations	(48.2)	(77.3)	(98.1)	(143.6)
Other noncurrent liabilities	6.2	59.5	17.0	41.8
Net cash provided by operating activities	167.4	609.5	271.6	652.4
Cash Flows from Investing Activities:
Capital expenditures	(320.3)	(304.6)	(677.1)	(645.4)
Purchases of available-for-sale securities - restricted	(109.6)	(395.1)	(654.5)	(497.6)
Proceeds from sale of available-for-sale securities - restricted	129.7	380.3	633.8	477.4
Proceeds from sale of fixed assets	3.2	—	34.6	5.8
Other	(1.1)	0.9	(3.9)	0.5
Net cash used in investing activities	(298.1)	(318.5)	(667.1)	(659.3)
Cash Flows from Financing Activities:
Short-term debt, net	(281.7)	(194.3)	60.3	(8.5)
Inventory financing arrangement, net	100.7	0.8	201.8	202.9
Structured accounts payable arrangements, net	(50.5)	12.1	(134.9)	(10.7)
Transferred receivables, net	—	3.2	—	3.2
Long-term debt, net	459.5	(23.2)	442.8	(34.9)
Cash dividends paid	(69.9)	(70.1)	(140.7)	(141.0)
Dividends paid to noncontrolling interest	(7.1)	(6.4)	(7.1)	(6.4)
Contributions to noncontrolling interest	8.5	—	8.5	—
Other	(12.0)	(7.3)	(20.2)	(17.8)
Net cash provided by (used in) financing activities	147.5	(285.2)	410.5	(13.2)
Effect of exchange rate changes on cash	(10.0)	17.9	(7.8)	17.5
Net change in cash, cash equivalents and restricted cash	6.8	23.7	7.2	(2.6)
Cash, cash equivalents and restricted cash - beginning of period	299.0	278.7	298.6	305.0
Cash, cash equivalents and restricted cash - end of period	$305.8	$302.4	$305.8	$302.4

Condensed Consolidated Statements of Cash Flows (Continued)
(in millions, except per share amounts)

	Six Months Ended

	June 30, 2026	June 30, 2025
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$294.0	$286.2
Restricted cash in other current assets	3.0	8.3
Restricted cash in other assets	8.8	7.9
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$305.8	$302.4

Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended June 30,
	2026	2025
Net income (loss) attributable to Mosaic	$(272.8)	$410.7
Basic weighted average number of shares outstanding	317.9	317.3
Dilutive impact of share-based awards	—	1.7
Diluted weighted average number of shares outstanding	317.9	319.0
Basic net income (loss) per share attributable to Mosaic	$(0.86)	$1.29
Diluted net income (loss) per share attributable to Mosaic	$(0.86)	$1.29
Notable items impact on net income (loss) per share attributable to Mosaic	(0.99)	0.78
Adjusted diluted net income per share attributable to Mosaic	$0.13	$0.51

Free Cash Flow

	Three months ended June 30,
	2026	2025
Net cash provided by operating activities	$167.4	$609.5
Capital expenditures	(320.3)	(304.6)
Free cash flow	$(152.9)	$304.9

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended
	June 30,	March 31,	June 30,
	2026	2026	2025
Consolidated net earnings (loss) attributable to Mosaic	$(273)	$(258)	$411
Less: Consolidated interest expense, net	(63)	(55)	(53)
Plus: Consolidated depreciation, depletion and amortization	292	317	262
Plus: Accretion expense	34	35	33
Plus: Share-based compensation expense	8	10	8
Plus: (Benefit) provision for income taxes	(34)	(31)	146
Plus: Notable items	317	288	(347)
Adjusted EBITDA	$407	$416	$566

Income Tax Effective Tax Rate (in millions)	Three months ended June 30,
2026
Income Tax (Benefit) Expense	$(34)
Earnings (Loss) Before Tax	$(301)
Effective Tax Rate	11.2%

Income Tax (Benefit) Expense	$(34)
Discrete Tax Notable Items	(28)
Tax Expense on All Other Notable Items (see notable items table for details of these items)	64
Adjusted Income Tax (Benefit) Expense	$2

Earnings (Loss) Before Tax	$(301)
Earnings Impact of All Notable Items (including non-controlling interest)	351
Adjusted Earnings Before Tax	$50

Adjusted Effective Tax Rate	4.5%

	Three months ended
	June 30,	March 31,	June 30,
Potash Earnings (in millions)	2026	2026	2025
Operating Earnings	$195	$177	$194
Plus: Depreciation, Depletion and Amortization	76	90	79
Plus: Accretion Expense	4	4	3
Plus: Foreign Exchange Gain (Loss)	(95)	(56)	82
Plus: Other Income (Expense)	1	3	1
Plus: Notable Items	97	57	(81)
Adjusted EBITDA	$278	$275	$278

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	June 30,	March 31,	June 30,
Phosphate Earnings (in millions)	2026	2026	2025
Operating Earnings (Loss)	$(104)	$(48)	$(8)
Plus: Depreciation, Depletion and Amortization	133	151	129
Plus: Accretion Expense	26	26	26
Plus: Foreign Exchange Gain (Loss)	(6)	(1)	(7)
Plus: Other Income (Expense)	(2)	(9)	(8)
Less: Earnings from Consolidated Noncontrolling Interests	9	4	10
Plus: Notable Items	90	—	95
Adjusted EBITDA	$128	$115	$217

	Three months ended
	June 30,	March 31,	June 30,
Mosaic Fertilizantes Earnings (in millions)	2026	2026	2025
Operating Earnings (Loss)	$(41)	$(422)	$109
Plus: Depreciation, Depletion and Amortization	74	66	44
Plus: Accretion Expense	4	5	4
Plus: Foreign Exchange Gain (Loss)	2	30	(17)
Plus: Other Income (Expense)	(2)	(2)	(1)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	(2)	—	(1)
Plus: Notable Items	21	402	19
Adjusted EBITDA	$60	$79	$159

	Three months ended
	June 30,	March 31,	June 30,
Corporate and Other Earnings (in millions)	2026	2026	2025
Operating Earnings (Loss)	$(86)	$(79)	$(51)
Plus: Depreciation, Depletion and Amortization	9	10	10
Plus: Accretion Expense	8	10	7
Plus: Foreign Exchange Gain (Loss)	60	64	111
Plus: Other Income (Expense)	(160)	113	213
Plus: Earnings (Loss) from Equity Investments	—	—	2
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	(1)	—	—
Plus: Notable Items	109	(171)	(380)
Adjusted EBITDA	$(59)	$(53)	$(88)

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	June 30,	March 31,	June 30,
	2026	2026	2025
Potash
Total COGS	$443	$476	$501
Depreciation & accretion expense	80	93	82
Canadian Resource Taxes	70	67	62
Change in Inventory	28	31	26
Non-MOP Production Costs	112	105	179
Total MOP Cash Costs	$153	$180	$152
Production tonnes (thousands)	1,830	2,131	2,025
MOP Cash Costs of Production per production tonne	$84	$84	$75

Phosphate
Total COGS	$1,251	$1,423	$1,070
Depreciation & accretion expense	158	141	163
Miski Mayo costs	59	54	22
Raw material COGS and product freight	527	578	320
Change in Inventory	(66)	85	(94)
Non Production Costs	259	246	334
Cash cost of U.S. Mined Rock	129	116	135
U.S. Rock Production tonnes (thousands)	2,074	1,848	2,657
Cash costs of U.S. mined rock/production tonne	$62	$63	$51
Phosphate cash costs of conversion	$185	$203	$190
Production tonnes (thousands)	1,433	1,642	1,505
Phosphate cash costs of conversion per production tonne	$129	$124	$126

Fertilizantes
Total COGS	$1,028	$902	$1,013
Distribution product costs	661	644	810
Depreciation & accretion expense	79	70	48
Change in Inventory	55	(26)	(93)
Non Production Costs	92	59	65
Rock cash costs of production	75	81	90
Potash cash costs of production	—	—	22
Phosphate cash costs of conversion	$66	$74	$71
Production tonnes (thousands)	466	656	842
Phosphate cash costs of conversion per production tonne	$141	$113	$84